Exhibit 99.1

NEWS RELEASE

ICF International Reports Second Quarter 2009 Results

Core Business Revenue Up 41 Percent

Gross Margin Increased to 40.8 Percent

Fully Diluted EPS Reached $0.33

FOR IMMEDIATE RELEASE

Contacts:

Douglas Beck, ICF International, 1.703.934.3820

Lynn Morgen / Betsy Brod, MBS Value Partners, 1.212.750.5800

FAIRFAX, Va. (August 6, 2009)—ICF International, Inc. (NASDAQ:ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, reported results for the second quarter ended June 30, 2009.

Second Quarter Results and Highlights

For the second quarter, core business1 revenue inclusive of the Macro acquisition increased 41 percent to $160.6 million, from the $113.7 million reported for last year’s second quarter. Total revenue was $175.4 million and included revenue of $14.8 million from The Road Home contract, which was completed on schedule in June 2009. In last year’s second quarter, total revenue was $184.1 million and included $70.4 million in Road Home contract revenue.

Gross profit was $71.5 million or 40.8 percent of revenue, up from $64.8 million or 35.2 percent of revenue in last year’s second quarter. Net income was $5.2 million, or $0.33 per diluted share, including non-cash stock compensation expense of $2.1 million. For the 2008 second quarter, the Company reported net income of $7.9 million, or $0.52 per diluted share, which included non-cash stock compensation of $1.7 million. The fully diluted weighted average number of shares outstanding for the 2009 second quarter was 15.7 million compared to 15.2 million in last year’s second quarter.

“Strong demand for ICF’s advisory and implementation services continued across most of our key market areas in the second quarter. We also maintained solid profitability during this transition period marked by the completion of The Road Home contract and the integration of Macro International, which we acquired on March 31, 2009. Our Health, Human Services, and Social Programs market, which includes Macro, more than doubled and accounted for 48 percent of core business revenue. Organic growth for this market was 28 percent. Energy, Environment, and Infrastructure, which represented 43 percent of the core business, grew by 5 percent, reflecting continued 20 percent plus growth in domestic energy efficiency programs and climate change work, which more than offset the decline in our commercial aviation business and push-outs of certain state and local projects,” said Sudhakar Kesavan, ICF Chairman and Chief Executive Officer.

[1]	Excludes The Road Home contract

“The integration of the Macro acquisition is proceeding on schedule, and we are working closely with our colleagues at Macro to tap into the significant cross-selling opportunities that leverage our combined capabilities and client relationships,” Mr. Kesavan said.

Backlog and New Business Awards

Backlog was $1.2 billion at the end of the 2009 second quarter. Funded backlog was $448 million, or 37 percent of the total.

The total value of contracts awarded in the second quarter of 2009 was $143 million.

Key contracts won in the second quarter included:

•

Health Informatics: A new five-year contract valued at more than $60 million with the National Institutes of Health (NIH) to provide support for biomedical and clinical services, such as data collection and analysis, information dissemination, and outreach initiatives for multiple NIH Institutes and Centers. ICF will support key programs related to HIV/AIDS, genetics, cancer, rare diseases, dietary supplements, clinical trials, treatment guidelines, and other federal health initiatives.

•

IT Management Services: A new five-year task order valued at approximately $17 million under ICF’s U.S. Department of State, Worldwide Program Management Support Services blanket purchase agreement (BPA) to provide program management support services to the Bureau of Consular Affairs, Consular Systems and Technology Division (CA/CST). These services cover nine program areas including information technology governance and planning, process improvement, earned value management, and program management.

•

Defense Software Support Services: A recompeted three-year contract valued at $9.3 million with the Defense Contract Management Agency (DCMA) to provide software support services to the Agency’s Information Technology Customer Service organization and the eTools program. DCMA works directly with defense suppliers to ensure efficient, cost-effective delivery of supplies and services, and eTools is DCMA’s Web-based suite of acquisitions services applications.

•

Transportation Security Program Management Support: A new five-year subcontract valued at $10 million with the Transportation Security Administration’s (TSA) Office of Security Technology (OST) to provide program management and acquisition support. ICF is working to support the day-to-day operations of OST’s program management office and its support organizations.

Summary and Outlook

“ICF continues to benefit from its established leadership in key growth markets,” Mr. Kesavan noted. “Core business revenue, exclusive of The Road Home contract and the Macro acquisition, increased 9.2 percent year-over-year and 10.5 percent sequentially, and is on track to grow by about 15 percent in 2009 to approximately $500 million. Organic growth for the year is estimated at 12 percent to 13 percent.”

“We are reaffirming our guidance for total full year 2009 revenues of $660 million to $680 million and earnings per diluted share of $1.30 to $1.35, based on approximately 15.8 million weighted average shares outstanding and an effective annual tax rate of 40.5 percent,” Mr. Kesavan said.

“We expect third quarter core business revenues to be between $165 million to $170 million. The ramp-up of several recently-won contracts, should result in growth for the quarter over the comparable prior year quarter, excluding the recent Macro acquisition, of between 11 percent and 15 percent. Earnings per diluted share for the period are expected to be in the range of $0.28 to $0.30 based on approximately 15.8 million weighted average shares outstanding and a tax rate of 41.6 percent,” Mr. Kesavan noted.

About ICF International

ICF International (NASDAQ:ICFI) partners with government and commercial clients to deliver consulting services and technology solutions in the energy, climate change, environment, transportation, social programs, health, defense, and emergency management markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program life cycle, from analysis and design through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 3,500 employees serve these clients worldwide. ICF’s Web site is www.icfi.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the “Risk Factors” section of our annual report on Form 10-K for the fiscal year ended December 31, 2008 and our other filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

ICF International, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings (Unaudited)

(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Gross Revenue	$175,405	$184,064	$333,267	$359,212
Direct Costs	103,911	119,310	203,148	239,717
Operating costs and expenses:
Indirect and selling expenses	55,698	46,856	100,987	84,093
Depreciation and amortization	2,499	1,178	4,058	2,186
Amortization of intangible assets	3,160	2,425	4,907	4,200

Total operating costs and expenses	61,357	50,459	109,952	90,479

Operating Income	10,137	14,295	20,167	29,016
Interest expense	(1,500)	(1,037)	(2,236)	(2,247)
Other income (expense)	194	(2)	360	(52)

Income before taxes	8,831	13,256	18,291	26,717
Provision for income taxes	3,662	5,358	7,240	11,004

Net income	$5,169	$7,898	$11,051	$15,713

Earnings per Share:
Basic	$0.34	$0.54	$0.73	$1.08

Diluted	$0.33	$0.52	$0.71	$1.04

Weighted-average Shares:
Basic	15,204	14,586	15,142	14,534

Diluted	15,710	15,179	15,647	15,174

ICF International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share amounts)

	June 30, 2009	December 31, 2008
	(Unaudited)
Assets

Current Assets:
Cash and cash equivalents	$4,373	$1,536
Contract receivables, net	169,531	150,778
Prepaid expenses and other	7,528	4,507
Income tax receivable	1,177	3,530
Restricted cash	309	2,180
Deferred income taxes	7,633	4,186

Total current assets	190,551	166,717

Total property and equipment, net	22,538	13,373
Other assets:
Goodwill	302,237	198,724
Other intangible assets, net	37,308	16,844
Restricted cash	2,100	2,078
Other assets	6,696	3,281

Total assets	$561,430	$401,017

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$30,050	$27,740
Accrued expenses	29,989	35,295
Accrued salaries and benefits	27,962	27,405
Deferred revenue	13,143	12,352

Total current liabilities	101,144	102,792

Long-term liabilities:
Long-term debt	221,673	80,000
Deferred rent	2,060	2,361
Deferred income taxes	11,562	10,849
Other	5,084	2,098

Total Liabilities	341,523	198,100
Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 70,000,000 shares authorized; 15,315,472 and 15,188,320 issued; and 15,314,488 and 15,106,522 outstanding as of June 30, 2009, and December 31, 2008, respectively	15	15
Additional paid-in capital	125,171	120,550
Treasury stock, at cost	(25)	(1,474)
Accumulated other comprehensive loss	(403)	(272)
Stockholder notes receivable	(12)	(12)
Retained earnings	95,161	84,110

Total stockholders’ equity	219,907	202,917

Total liabilities and stockholders’ equity	$561,430	$401,017

ICF International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Six months ended June 30,
	2009	2008
Cash flows from operating activities
Net income	$11,051	$15,713
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,965	6,386
Non-cash compensation	3,775	3,370
Loss on disposal of fixed assets	17	141
Deferred income taxes	(2,734)	(5,693)
Changes in operating assets and liabilities, net of the effect of acquisitions:
Contract receivables, net	17,833	53,928
Prepaid expenses and other	(5,005)	1,249
Accounts payable	(1,334)	(49,755)
Accrued expenses	(9,189)	(9,722)
Accrued salaries and benefits	(6,785)	(6,185)
Deferred revenue	(1,783)	(2,654)
Income tax receivable	2,353	1,217
Deferred rent	(29)	307
Other liabilities	362	(1,187)

Net cash provided by operating activities	17,497	7,115

Cash flows from investing activities
Capital expenditures	(2,579)	(3,756)
Capitalized software development costs	(235)	(147)
Payments for business acquisitions, net of cash acquired	(156,902)	(51,282)

Net cash used in investing activities	(159,716)	(55,185)

Cash flows from financing activities
Advances from working capital facilities	235,008	169,695
Payments on working capital facilities	(93,335)	(123,878)
Restricted cash	1,849	762
Debt issue costs	(630)	(1,309)
Proceeds from exercise of options	1,761	932
Tax benefits of stock option exercises	1,007	1,038
Net payments for stockholder issuances and buybacks	(473)	(20)

Net cash provided by financing activities	145,187	47,220
Effect of Exchange Rate on Cash	(131)	135

Net increase (decrease) in cash and cash equivalents	2,837	(715)
Cash and cash equivalents, beginning of period	1,536	2,733

Cash and cash equivalents, end of period	$4,373	$2,018

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$1,767	$1,671

Income taxes	$6,678	$14,541